SOFI TECHNOLOGIES, INC. REPORTS
SECOND QUARTER 2022 RESULTS
Record GAAP and Adjusted Net Revenue for Second Quarter 2022
GAAP Net Revenue of $363 Million Up 57%; $356 Million Record Adjusted Net Revenue Up 50% Year-over-Year
Adjusted EBITDA of $20 Million Up 81% Year-over-Year
New Member Adds of Over 450,000; Quarter-End Total Members Up 69% Year-over-Year to Over 4.3 Million
New Product Adds of Over 702,000; Quarter-End Total Products Up 79% Year-over-Year to Nearly 6.6 Million
Management Raises Full-Year 2022 Guidance
SAN FRANCISCO, Calif. – (BUSINESS WIRE) – August 2, 2022 – SoFi Technologies, Inc. (NASDAQ: SOFI), a member-centric, one-stop shop for digital financial services that helps members borrow, save, spend, invest and protect their money, reported financial results today for its second quarter ended June 30, 2022.
“We delivered another quarter of great results with robust growth in members, products, and cross-buy. We generated record adjusted net revenue, which was up 50% year-over-year, and our eighth consecutive quarter of positive adjusted EBITDA, which doubled sequentially. While the political, fiscal, and economic landscapes continue to shift around us, we have maintained strong and consistent momentum in our business. We built our products and services to provide durable growth and profitability, and that is what we are delivering,” said Anthony Noto, CEO of SoFi Technologies, Inc. “The depth and breadth of our portfolio allows us to allocate resources toward the best growth opportunities across our diverse offerings, which has enabled us to exceed our performance targets despite continued headwinds in certain businesses. Strength across all three of our business segments — Lending, Technology Platform and Financial Services — drove our record second quarter adjusted net revenue of $356 million and adjusted EBITDA of over $20 million.”
Consolidated Results Summary

	Three Months Ended June 30,		% Change
($ in thousands)	2022	2021
Consolidated – GAAP
Total net revenue	$362,527	$231,274	57%
Net loss	(95,835)	(165,314)	n/m
Loss per share – basic and diluted	$(0.12)	$(0.48)	n/m

Consolidated – Non-GAAP
Adjusted net revenue(1)	$356,091	$237,215	50%
Adjusted EBITDA(1)	20,304	11,240	81%
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For more information and reconciliations to the most comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Noto continued: “Our strong momentum in member, product and cross-buy growth reflects the benefits of our broad product suite and unique Financial Services Productivity Loop (FSPL) strategy. We added over 450,000 new members, our second-highest member growth quarter, and ended with over 4.3 million total members, up 69% year-over-year. We also added over 702,000 new products, our second-highest product growth quarter, and ended with nearly 6.6 million total products, a 79% annual increase.”
Noto concluded: “Our bank charter is enabling new flexibility that has proven even more valuable in light of the current macro environment, and the economic benefits are already starting to materialize and positively impact our operating and financial results. Deposits grew 135% during the quarter to $2.7 billion at quarter-end and have accelerated since we raised the maximum APY to 1.80% in July from 1.50% in June. As a result of this growth in high quality deposits, we have benefited from a lower cost of funding for our loans. Our deposit funding also increases our flexibility to capture additional net interest margin (NIM) and optimize returns, a critical advantage in light of notable macro uncertainty. In its first full quarter of operations, SoFi Bank, N.A. generated approximately $25 million of positive GAAP net income at a 13% after-tax margin.

Consolidated Results
Second quarter total GAAP net revenue of increased 57% to $362.5 million from the prior-year period's $231.3 million. Second quarter adjusted net revenue of $356.1 million was up 50% from the same prior-year period's $237.2 million. Strength in all three of SoFi's business segments — Lending, Technology Platform and Financial Services — drove the robust year-over-year growth.
SoFi recorded a GAAP net loss of $95.8 million for the second quarter of 2022, a significant improvement from the prior-year period's net loss of $165.3 million. Second quarter adjusted EBITDA of $20.3 million was positive for the eighth consecutive quarter, and increased 134% sequentially.
Member and Product Growth

SoFi achieved its second-highest member growth and second-highest product growth ever in the second quarter of 2022. New member additions of over 450,000 brought total members to 4.3 million by quarter-end, up nearly 1.8 million, or 69%, from the end of 2021's second quarter.

New product additions of over 702,000 in the second quarter were SoFi's second highest quarterly result. Total products of nearly 6.6 million at quarter-end were up 79% from 3.7 million at the same prior year quarter-end.

Members	Products
In Thousands	In Thousands

Products By Segment	Technology Platform Accounts (1)
In Thousands	In Millions
Note: For additional information on our company metrics, including the definitions of "Members", "Total Products" and "Technology Platform Total Accounts", see Table 5 in the “Financial Tables” herein.
(1)Beginning in the fourth quarter of 2021, the Company included SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with the presentation of Technology Platform segment revenue. Quarterly amounts for the earlier quarters in 2021 were determined to be immaterial, and as such were not recast.
In the Financial Services segment, total products increased by 100% year-over-year, to 5.4 million from 2.7 million in the second quarter of 2021. SoFi Money (inclusive of SoFi Money cash management accounts and SoFi Checking and Savings accounts) grew 92% year-over-year to 1.8 million products, followed by SoFi Invest, which also nearly doubled during the period to approximately 2.0 million products, and SoFi Relay, which grew 115% year-over year to 1.3 million products.
Lending products rose 22% year over year, up from the first quarter’s 20% year-over-year growth, which represented the fifth straight quarter of accelerating year-over-year growth, driven primarily by continued record demand for personal loans.
Technology Platform enabled accounts increased by 48% year over year to 116.6 million, due to both diverse new client additions and growth among existing clients.
Lending Segment Results

Lending segment GAAP and adjusted net revenues were $257.1 million and $250.7 million, respectively, for the second quarter of 2022, up 55% and 46%, respectively. Higher loan balances drove strong growth in net interest income, and record personal loan originations and hedge gains drove growth in noninterest income.
Lending segment second quarter contribution profit of $142.0 million increased 59% from $89.2 million in the same prior-year period. Contribution margin using Lending adjusted net revenue increased to 57% from 52% in the same prior-year period. These advances reflect SoFi’s ability to capitalize on continued strong demand for its Lending products, while improving upon the member experience and realizing new efficiencies, at the same high credit underwriting standards.

Lending – Segment Results of Operations
	Three Months Ended June 30,
($ in thousands)	2022	2021	% Change
Total net revenue – Lending	$257,117	$166,291	55%
Servicing rights – change in valuation inputs or assumptions	(9,098)	224	n/m
Residual interests classified as debt – change in valuation inputs or assumptions	2,662	5,717	(53)%
Directly attributable expenses	(108,690)	(83,044)	31%
Contribution Profit	$141,991	$89,188	59%

Adjusted net revenue – Lending(1)	$250,681	$172,232	46%
___________________
(1)Adjusted net revenue – Lending represents a non-GAAP financial measure. For more information and a reconciliation to the most comparable GAAP measure, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.

Second quarter Lending segment total origination volume increased 9% year-over-year, driven by continued strong demand for personal loans.

Record personal loan originations of nearly $2.5 billion in the second quarter of 2022 were up nearly $1.2 billion, or 91%, year-over-year, more than doubling pre-pandemic 2019 quarterly averages. This outperformance resulted from years of investment in technology to automate and accelerate the application-to-approval process for qualified borrowers and constant testing of risk controls and underwriting models to maintain the highest credit quality. Second quarter student loan volume of nearly $399 million was down to 25% of the average pre-pandemic volume as the moratorium on student loan payments continues to weigh on the business.

Lending – Originations and Average Balances
	Three Months Ended June 30,		% Change
	2022	2021
Origination volume ($ in thousands, during period)
Home loans	$332,047	$792,228	(58)%
Personal loans	2,471,849	1,294,384	91%
Student loans	398,722	859,497	(54)%
Total	$3,202,618	$2,946,109	9%

Average loan balance ($, as of period end)(1)
Home loans	$287,205	$286,200	—%
Personal loans	24,421	21,691	13%
Student loans	48,474	51,320	(6)%
_________________
(1)Within each loan product category, average loan balance is defined as the total unpaid principal balance of the loans divided by the number of loans that have a balance greater than zero dollars as of the reporting date. Average loan balance includes loans on the balance sheet and transferred loans with which SoFi has a continuing involvement through its servicing agreements.

	Three Months Ended June 30,
Lending – Products	2022	2021	% Change
Home loans	25,128	18,102	39%
Personal loans	714,735	544,068	31%
Student loans	462,164	419,270	10%
Total lending products	1,202,027	981,440	22%

Technology Platform Segment Results
Technology Platform segment net revenue of $84 million for the second quarter of 2022 increased 85% year-over-year, and includes record Galileo revenues, which were up 39% year-over-year, and the first full quarter of contribution from Technisys. Contribution profit of nearly $22 million increased 68% year over year, for a margin of 26% for the segment. On an organic basis, Galileo’s contribution margin was 33% versus 29% for the same prior-year period. As previously stated, Management intends to continue investing heavily in the Technology Platform segment to capture its significant and accelerating secular growth opportunities across client verticals, products and geographies. We anticipate operating this business in the 20–30% contribution margin range for the foreseeable future as a result of these investments.

Technology Platform – Segment Results of Operations
	Three Months Ended June 30,
($ in thousands)	2022	2021	% Change
Total net revenue	$83,899	$45,297	85%
Directly attributable expenses	(62,058)	(32,284)	92%
Contribution Profit	$21,841	$13,013	68%
Technology Platform total enabled client accounts increased 48% year over year, to 116.6 million from 78.9 million, through new client acquisition and growth at existing clients.

	Three Months Ended June 30,
Technology Platform	2022	2021	% Change
Total accounts	116,570,038	78,902,156	48%
Financial Services Segment Results
Financial Services segment net revenue increased 78% in the second quarter of 2022 to $30.4 million from the prior year period's total of $17.0 million, demonstrating SoFi’s rapid progress in monetizing this segment. We were able to achieve this growth despite having a tough comparison quarter. In the second quarter of 2021, Financial Services net revenue included $.4 million of episodic revenues from advisory and IPO underwriting services. Excluding that $4.4 million from the prior-year quarter, our year-over-year growth would have been 140%.
The Financial Services segment contribution loss of $53.7 million was $29.0 million higher than the prior-year quarter's $24.7 million loss, largely due to the credit card business and the building of current expected credit loss (CECL) reserves. The absolute amount of reserves is expected to increase as the business continues to grow and scale. Management is pleased with the pace of customer acquisition and expected payback periods based on existing vintages and new member profiles across the spectrum of financial services products, though the aggregate contribution profit remains negative due to acquisition costs from the volume of new members acquired as the business scales.

Financial Services – Segment Results of Operations
	Three Months Ended June 30,
($ in thousands)	2022	2021	% Change
Total net revenue	$30,363	$17,039	78%
Directly attributable expenses	(84,063)	(41,784)	101%
Contribution loss	$(53,700)	$(24,745)	117%

By continuously innovating for members with new and relevant offerings, features and rewards, SoFi grew total Financial Services products by approximately 2.7 million, or 100%, year-over-year in the second quarter of 2022, bringing the total to approximately 5.4 million. SoFi Money added nearly 883,000 products year over year, SoFi Invest products increased by nearly 923,000 and Relay products increased by over 718,000.

Most notably, upon securing a bank charter in the first quarter of 2022, SoFi launched a new Checking and Savings offering, which today has an APY of up to 1.80%, no minimum balance requirement, a host of free features and a unique rewards program.

	June 30,
Financial Services – Products	2022	2021	% Change
SoFi Money(1)	1,837,138	954,519	92%
Invest	1,961,425	1,038,570	89%
Credit Card	139,781	42,744	227%
Referred loans	28,037	—	n/m
Relay	1,344,538	626,195	115%
At Work	51,228	23,653	117%
Total financial services products	5,362,147	2,685,681	100%
___________________
(1)This product category includes SoFi Checking and Savings accounts held at SoFi Bank, which began operating in the first quarter of 2022, and SoFi Money cash management accounts.
Guidance and Outlook
Second quarter 2022 adjusted net revenue of $356 million exceeded quarterly guidance of $330 million to $340 million by 8% at the low end and 5% at the high end. Adjusted EBITDA of $20 million for the quarter exceeded quarterly guidance of $5 million to $15 million by 35% at the high end.
Management expects a continuation of strong growth in the second half of the year, with expected adjusted net revenue of $830 million to $835 million, up 49% to 50% year-over-year, and adjusted EBITDA of $75 million to $80 million. Management projects that a more significant portion of the second half revenue and EBITDA results will be generated during the fourth quarter.

Management now expects full-year 2022 adjusted net revenue of $1.508-1.513 billion (up from $1.505-1.510 billion previously) and full-year adjusted EBITDA of $104-109 million (up from $100-105 million previously). Management will further address second half and full-year 2022 guidance on the quarterly earnings conference call.

Earnings Webcast
SoFi’s executive management team will host a live audio webcast beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today to discuss the quarter’s financial results and business highlights. All interested parties are invited to listen to the live webcast at https://investors.sofi.com. A replay of the webcast will be available on the SoFi Investor Relations website for 30 days. Investor information, including supplemental financial information, is available on SoFi’s Investor Relations website at https://investors.sofi.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain of the statements above are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding our expectations for third and fourth quarter and full year adjusted net revenue and adjusted EBITDA, our expectations regarding our ability to continue to grow our business, our ability to navigate the macroeconomic environment and the financial position, business strategy and plans and objectives of management for our future operations. These forward-looking statements are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “anticipate”, “believe”, “continue”, “could”, “expect”, “intend”, “may”, "opportunity", "future", "strategy", “might”, “plan”, “possible”, “potential”, “project”, “should”, “suggests”, “would”, “will be”, “will continue”, “will likely result” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause actual results to differ materially from those contemplated by these forward-looking statements include: (i) the effect of and uncertainties related to the ongoing COVID-19 pandemic (including any government responses thereto) and macroeconomic factors such as inflation and rising interest rates; (ii) our ability to achieve profitability and continued growth across our three businesses in the future; (iii) the impact on our business of the regulatory environment and complexities with compliance related to such environment, including any further extension of the student loan payment moratorium or loan forgiveness, and our expectations regarding the return to pre-pandemic student loan demand levels; (iv) our ability to realize the benefits of being a bank holding company and operating SoFi Bank; (v) our ability to respond and adapt to changing market and economic conditions, including inflationary pressures and rising interest rates; (vi) our ability to continue to drive brand awareness and realize the benefits or our integrated multi-media marketing and advertising campaigns; (vii) our ability to vertically integrate our businesses and accelerate the pace of innovation of our financial products; (viii) our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; (ix) our ability to access sources of capital, including debt financing and other sources of capital to finance operations and growth; (x) the success of our continued investments in our Financial Services segment and in our business generally; (xi) the success of our marketing efforts and our ability to expand our member base; (xii) our ability to maintain our leadership position in certain categories of our business and to grow market share in existing markets or any new markets we may enter; (xiii) our ability to develop new products, features and functionality that are competitive and meet market needs; (xiv) our ability to realize the benefits of our strategy, including what we refer to as our FSPL; (xv) our ability to make accurate credit and pricing decisions or effectively forecast our loss rates; (xvi) our ability to establish and maintain an effective system of internal controls over financial reporting; (xvii) our expectations with respect to our anticipated investment levels in our Technology Platform segment and our expected margins in that segment, including our ability to realize the benefits of the Technisys acquisition; and (xviii) the outcome of any legal or governmental proceedings that may be instituted against us. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties set forth in the section titled “Risk Factors” in our last quarterly report on Form 10-Q, as filed with the Securities and Exchange Commission, and those that are included in any of our future filings with the Securities and Exchange Commission, including our annual report on Form 10-K, under the Exchange Act.
These forward-looking statements are based on information available as of the date hereof and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements.
Non-GAAP Financial Measures
This press release presents information about our adjusted net revenue and adjusted EBITDA, which are non-GAAP financial measures provided as supplements to the results provided in accordance with accounting principles generally accepted in the United States (GAAP). We use adjusted net revenue and adjusted EBITDA to evaluate our operating performance, formulate business plans, help better assess our overall liquidity position, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that adjusted net revenue and adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. These non-GAAP measures are presented for supplemental informational purposes only, have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, the analysis of other GAAP financial measures, such as total net revenue and net income (loss). Other companies may not use these non-GAAP measures or may use similar measures that are defined in a different manner. Therefore, SoFi's non-GAAP measures may not be directly comparable to similarly titled measures of other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are provided in Table 2 to the “Financial Tables” herein.
Forward-looking non-GAAP financial measures are presented without reconciliations of such forward-looking non-GAAP measures because the GAAP financial measures are not accessible on a forward-looking basis and reconciling information is not available without unreasonable effort due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments reflected in our reconciliation of historic non-GAAP financial measures, the amounts of which, based on historical experience, could be material.
About SoFi
SoFi's mission is to help our members achieve financial independence to realize their ambitions. Our products for borrowing, saving, spending, investing and protecting give our over four million members fast access to tools to get their money right. SoFi membership comes with the key essentials for getting ahead, including career advisors and connection to a thriving community of like-minded, ambitious people. SoFi is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit https://www.sofi.com or download our iOS and Android apps.
Availability of Other Information About SoFi
Investors and others should note that we communicate with our investors and the public using our website (www.sofi.com), the investor relations website (https://investors.sofi.com), and on social media (Twitter and

LinkedIn), including but not limited to investor presentations and investor fact sheets, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that SoFi posts on these channels and websites could be deemed to be material information. As a result, SoFi encourages investors, the media, and others interested in SoFi to review the information that is posted on these channels, including the investor relations website, on a regular basis. This list of channels may be updated from time to time on SoFi’s investor relations website and may include additional social media channels. The contents of SoFi’s website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Contact
Investors:
SoFi Investor Relations
IR@sofi.com
Media:
SoFi Media Relations
PR@sofi.com

FINANCIAL TABLES
1. Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
2. Reconciliation of GAAP to Non-GAAP Financial Measures
3. Unaudited Condensed Consolidated Balance Sheets
4. Unaudited Condensed Consolidated Statements of Cash Flows
5. Company Metrics
6. Segment Financials

Table 1

SoFi Technologies, Inc.
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(In Thousands, Except for Share and Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Interest income
Loans	$145,337	$79,678	$259,722	$156,899
Securitizations	2,567	3,794	5,325	8,261
Related party notes	—	—	—	211
Other	1,608	636	2,877	1,265
Total interest income	149,512	84,108	267,924	166,636
Interest expense
Securitizations and warehouses	18,599	26,250	38,505	56,058
Deposits	4,543	—	4,974	—
Corporate borrowings	3,450	1,378	6,099	6,386
Other	191	468	684	900
Total interest expense	26,783	28,096	50,262	63,344
Net interest income	122,729	56,012	217,662	103,292
Noninterest income
Loan origination and sales	144,414	109,719	302,118	220,064
Securitizations	(11,737)	(26)	(23,018)	(2,062)
Servicing	10,471	(224)	22,707	(12,333)
Technology products and solutions	81,670	44,950	141,527	90,609
Other	14,980	20,843	31,875	27,688
Total noninterest income	239,798	175,262	475,209	323,966
Total net revenue	362,527	231,274	692,871	427,258
Noninterest expense
Technology and product development	99,366	69,389	181,274	135,337
Sales and marketing	143,854	94,951	281,992	182,185
Cost of operations	79,091	60,624	149,528	118,194
General and administrative	125,829	171,216	262,334	332,913
Provision for credit losses	10,103	486	23,064	486
Total noninterest expense	458,243	396,666	898,192	769,115
Loss before income taxes	(95,716)	(165,392)	(205,321)	(341,857)
Income tax (expense) benefit	(119)	78	(871)	(1,021)
Net loss	$(95,835)	$(165,314)	$(206,192)	$(342,878)
Other comprehensive loss
Unrealized losses on available-for-sale securities, net	(1,991)	—	(6,446)	—
Foreign currency translation adjustments, net	(56)	(266)	(94)	(346)
Total other comprehensive loss	(2,047)	(266)	(6,540)	(346)
Comprehensive loss	$(97,882)	$(165,580)	$(212,732)	$(343,224)
Loss per share
Loss per share – basic	$(0.12)	$(0.48)	$(0.26)	$(1.50)
Loss per share – diluted	$(0.12)	$(0.48)	$(0.26)	$(1.50)
Weighted average common stock outstanding – basic	910,046,750	365,036,365	881,608,165	241,282,003
Weighted average common stock outstanding – diluted	910,046,750	365,036,365	881,608,165	241,282,003

Table 2
Non-GAAP Financial Measures
Reconciliation of Adjusted Net Revenue
Adjusted net revenue is defined as total net revenue, adjusted to exclude the fair value changes in servicing rights and residual interests classified as debt due to valuation inputs and assumptions changes, which relate only to our Lending segment. For our consolidated results and for the Lending segment, we reconcile adjusted net revenue to total net revenue, the most directly comparable GAAP measure, as presented for the periods indicated below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2022	2021	2022	2021
Total net revenue	$362,527	$231,274	$692,871	$427,258
Servicing rights – change in valuation inputs or assumptions(1)	(9,098)	224	(20,678)	12,333
Residual interests classified as debt – change in valuation inputs or assumptions(2)	2,662	5,717	5,625	13,668
Adjusted net revenue	$356,091	$237,215	$677,818	$453,259

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2022	2021	2022	2021
Total net revenue – Lending	$257,117	$166,291	$510,106	$314,268
Servicing rights – change in valuation inputs or assumptions(1)	(9,098)	224	(20,678)	12,333
Residual interests classified as debt – change in valuation inputs or assumptions(2)	2,662	5,717	5,625	13,668
Adjusted net revenue – Lending	$250,681	$172,232	$495,053	$340,269
___________________
(1)Reflects changes in fair value inputs and assumptions on servicing rights, including conditional prepayment and default rates and discount rates. These assumptions are highly sensitive to market interest rate changes and are not indicative of our performance or results of operations. Moreover, these non-cash charges are unrealized during the period and, therefore, have no impact on our cash flows from operations. As such, these positive and negative changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations and our overall performance.
(2)Reflects changes in fair value inputs and assumptions on residual interests classified as debt, including conditional prepayment and default rates and discount rates. When third parties finance our consolidated securitization variable interest entities (“VIEs”) by purchasing residual interests, we receive proceeds at the time of the closing of the securitization and, thereafter, pass along contractual cash flows to the residual interest owner. These residual debt obligations are measured at fair value on a recurring basis, but they have no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of total net revenue to provide management and financial users with better visibility into the net revenue available to finance our operations.

Reconciliation of Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), adjusted to exclude: (i) corporate borrowing-based interest expense (our adjusted EBITDA measure is not adjusted for warehouse or securitization-based interest expense, nor deposit interest expense and finance lease liability interest expense, as discussed further below), (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) share-based expense (inclusive of equity-based payments to non-employees), (v) transaction-related expenses, (vi) fair value changes in warrant liabilities, and (vii) fair value changes in each of servicing rights and residual interests classified as debt due to valuation assumptions. We reconcile adjusted EBITDA to net loss, the most directly comparable GAAP measure, for the periods indicated below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2022	2021	2022	2021
Net loss	$(95,835)	$(165,314)	$(206,192)	$(342,878)
Non-GAAP adjustments:
Interest expense – corporate borrowings(1)	3,450	1,378	6,099	6,386
Income tax expense (benefit) (2)	119	(78)	871	1,021
Depreciation and amortization(3)	38,056	24,989	68,754	50,966
Share-based expense	80,142	52,154	157,163	89,608
Transaction-related expense(4)	808	21,181	17,346	23,359
Fair value changes in warrant liabilities(5)	—	70,989	—	160,909
Servicing rights – change in valuation inputs or assumptions(6)	(9,098)	224	(20,678)	12,333
Residual interests classified as debt – change in valuation inputs or assumptions(7)	2,662	5,717	5,625	13,668
Total adjustments	116,139	176,554	235,180	358,250
Adjusted EBITDA	$20,304	$11,240	$28,988	$15,372
___________________
(1)Our adjusted EBITDA measure adjusts for corporate borrowing-based interest expense, as these expenses are a function of our capital structure. Corporate borrowing-based interest expense primarily included (i) interest on our revolving credit facility, (ii) for the 2022 periods, the amortization of debt discount and debt issuance costs on our convertible notes, and (iii) for the six-month 2021 period, interest on the seller note issued in connection with our acquisition of Galileo. Our adjusted EBITDA measure does not adjust for interest expense on warehouse facilities and securitization debt, which are recorded within interest expense—securitizations and warehouses in the unaudited condensed consolidated statements of operations and comprehensive income (loss), as these interest expenses are direct operating expenses driven by loan origination and sales activity. Additionally, our adjusted EBITDA measure does not adjust for interest expense on deposits or interest expense on our finance lease liability in connection with SoFi Stadium, which are recorded within interest expense—other, as these interest expenses are direct operating expenses. Revolving credit facility interest expense for the three- and six-month periods increased due to higher interest rates during the 2022 periods on identical outstanding debt period over period.
(2)Our income tax expense positions were primarily a function of SoFi Lending Corp.’s profitability, and for the 2022 periods, SoFi Bank, in state jurisdictions where separate filings are required. The income tax expense in the 2022 periods was partially offset by an income tax benefit at Technisys.
(3)Depreciation and amortization expense for the three- and six-month 2022 periods increased compared to the comparable 2021 periods primarily in connection with our recent acquisitions and growth in our software balance, partially offset by the acceleration of core banking infrastructure amortization during the 2021 periods.
(4)Transaction-related expenses in the three- and six-month 2022 periods primarily included financial advisory and professional services costs associated with our acquisition of Technisys. Transaction-related expenses in the three-month 2021 period included the special payment to the holders of Series 1 Redeemable Preferred Stock in conjunction with the merger with Social Capital Hedosophia Holdings Corp. V (the "Business Combination"). Transaction-related expenses in the six-month 2021 period also included financial advisory and professional services costs associated with our then-pending acquisition of Golden Pacific.
(5)Our adjusted EBITDA measure excludes the non-cash fair value changes in warrants accounted for as liabilities, which were measured at fair value through earnings. The amounts in the 2021 periods related to changes in the fair value of Series H warrants issued by Social Finance in 2019 in connection with certain redeemable preferred stock issuances. We did not measure the Series H warrants at fair value subsequent to May 28, 2021 in conjunction with the Business Combination, as they were reclassified into permanent equity.
(6)Reflects changes in fair value inputs and assumptions, including market servicing costs, conditional prepayment and default rates and discount rates. This non-cash change is unrealized during the period and, therefore, has no impact on our cash flows from operations. As such, these positive and negative changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.
(7)Reflects changes in fair value inputs and assumptions, including conditional prepayment and default rates and discount rates. When third parties finance our consolidated VIEs through purchasing residual interests, we receive proceeds at the time of the securitization close and, thereafter, pass along contractual cash flows to the residual interest owner. These obligations are measured at fair value on a recurring basis, which has no impact on our initial financing proceeds, our future obligations to the residual interest owner (because future residual interest claims are limited to contractual securitization collateral cash flows), or the general operations of our business. As such, these positive and negative non-cash changes in fair value attributable to assumption changes are adjusted out of net loss to provide management and financial users with better visibility into the earnings available to finance our operations.

Table 3
SoFi Technologies, Inc.
Unaudited Condensed Consolidated Balance Sheets
(In Thousands, Except for Share Data)

	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$707,302	$494,711
Restricted cash and restricted cash equivalents	291,631	273,726
Investments in available-for-sale securities (amortized cost of $205,168 and $195,796, respectively)	197,933	194,907
Loans, less allowance for credit losses on loans at amortized cost of $23,178 and $7,037, respectively	8,212,494	6,068,884
Servicing rights	176,964	168,259
Securitization investments	288,717	374,688
Equity method investments	—	19,739
Property, equipment and software	148,744	111,873
Goodwill	1,625,375	898,527
Intangible assets	481,124	284,579
Operating lease right-of-use assets	108,736	115,191
Other assets, less allowance for credit losses of $2,720 and $2,292, respectively	431,866	171,242
Total assets	$12,670,886	$9,176,326
Liabilities, temporary equity and permanent equity
Liabilities:
Deposits:
Noninterest-bearing deposits	$82,801	$—
Interest-bearing deposits	2,629,463	—
Total deposits	2,712,264	—
Accounts payable, accruals and other liabilities	542,336	298,164
Operating lease liabilities	131,735	138,794
Debt	3,723,561	3,947,983
Residual interests classified as debt	54,436	93,682
Total liabilities	7,164,332	4,478,623
Commitments, guarantees, concentrations and contingencies
Temporary equity:
Redeemable preferred stock, $0.00 par value: 100,000,000 shares authorized; 3,234,000 shares issued and outstanding as of June 30, 2022 and December 31, 2021	320,374	320,374
Permanent equity:
Common stock, $0.00 par value: 3,100,000,000 and 3,100,000,000 shares authorized; 922,103,100 and 828,154,462 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	92	83
Additional paid-in capital	6,583,405	5,561,831
Accumulated other comprehensive loss	(8,011)	(1,471)
Accumulated deficit	(1,389,306)	(1,183,114)
Total permanent equity	5,186,180	4,377,329
Total liabilities, temporary equity and permanent equity	$12,670,886	$9,176,326

Table 4
SoFi Technologies, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(In Thousands)

	Six Months Ended June 30,
	2022	2021
Operating activities
Net loss	$(206,192)	$(342,878)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	68,754	50,966
Deferred debt issuance and discount expense	8,118	11,450
Share-based compensation expense	157,163	89,608
Deferred income taxes	(2,319)	637
Fair value changes in residual interests classified as debt	5,625	13,668
Fair value changes in securitization investments	9,981	(5,502)
Fair value changes in warrant liabilities	—	160,909
Fair value adjustment to related party notes receivable	—	(169)
Other	29,929	(3,937)
Changes in operating assets and liabilities:
Originations and purchases of loans	(6,875,281)	(5,749,363)
Proceeds from sales and repayments of loans	4,846,705	5,848,655
Other changes in loans	22,166	5,231
Servicing assets	(8,705)	(10,170)
Related party notes receivable interest income	—	1,399
Other assets	(49,569)	(21,752)
Accounts payable, accruals and other liabilities	36,902	33,856
Net cash provided by (used in) operating activities	$(1,956,723)	$82,608
Investing activities
Purchases of property, equipment, software and intangible assets	$(50,028)	$(26,808)
Purchases of available-for-sale investments	(44,974)	—
Proceeds from sales of available-for-sale investments	23,497	—
Proceeds from maturities and paydowns of available-for-sale investments	13,906	—
Changes in loans, net	(81,850)	—
Proceeds from non-securitization investments	—	107,534
Proceeds from securitization investments	75,991	141,920
Acquisition of businesses, net of cash acquired	58,540	—
Proceeds from repayment of related party notes receivable	—	16,693
Net cash provided by (used in) investing activities	$(4,918)	$239,339

SoFi Technologies, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows (Continued)
(In Thousands)

	Six Months Ended June 30,
	2022	2021
Financing activities
Proceeds from debt issuances	$4,710,980	$3,849,645
Repayment of debt	(4,986,952)	(6,355,653)
Payment of debt issuance costs	(3,976)	(4,520)
Net change in deposits	2,496,253	—
Taxes paid related to net share settlement of share-based awards	(5,846)	(28,603)
Proceeds from stock option exercises	2,060	3,365
Payment of redeemable preferred stock dividends	(20,047)	(20,047)
Finance lease principal payments	(241)	(278)
Purchases of common stock	—	(526)
Redemptions of redeemable common and preferred stock	—	(282,859)
Proceeds from Business Combination and PIPE Investment	—	1,989,851
Payment of costs directly attributable to the issuance of common stock in connection with Business Combination and PIPE Investment	—	(26,951)
Net cash provided by (used in) financing activities	$2,192,231	$(876,576)
Effect of exchange rates on cash and cash equivalents	(94)	(346)
Net increase (decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	$230,496	$(554,975)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	768,437	1,323,428
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$998,933	$768,453

Reconciliation to amounts on unaudited condensed consolidated balance sheets (as of period end)
Cash and cash equivalents	$707,302	$461,920
Restricted cash and restricted cash equivalents	291,631	306,533
Total cash, cash equivalents, restricted cash and restricted cash equivalents	$998,933	$768,453

SoFi Technologies, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows (Continued)
(In Thousands)

	Six Months Ended June 30,
	2022	2021
Supplemental non-cash investing and financing activities
Issuance of common stock in acquisition	$875,042	$—
Vested awards assumed in acquisition	2,855	—
Loans received in acquisition	84,485	—
Debt assumed in acquisition	2,000	—
Deposits assumed in acquisition	158,016	—
Deposits credited but not yet received in cash	57,995	—
Available-for-sale securities received in acquisition	10,014	—
Property, equipment and software received in acquisition	3,192	—
Non-cash loan reduction	886	—
Share-based compensation capitalized related to internally-developed software	10,356	—
Non-cash property, equipment, software and intangible asset additions	191	896
Deferred debt issuance costs accrued but unpaid	163	550
Securitization investments acquired via loan transfers	—	47,265
Costs directly attributable to the issuance of common stock paid in 2020	—	588
Reduction to temporary equity associated with purchase price adjustments	—	743
Warrant liabilities recognized in conjunction with the Business Combination	—	200,250
Series H warrant liabilities conversion to common stock warrants	—	39,959
Conversion of temporary equity into permanent equity in conjunction with the Business Combination	—	2,702,569

Table 5
Company Metrics

	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Members	4,318,705	3,868,334	3,460,298	2,937,379	2,560,492	2,281,092	1,850,871	1,500,576	1,204,475
Total Products	6,564,174	5,862,137	5,173,197	4,267,665	3,667,121	3,184,554	2,523,555	2,052,933	1,645,044
Total Products — Lending segment	1,202,027	1,138,566	1,078,952	1,030,882	981,440	945,227	917,645	892,934	861,970
Total Products — Financial Services segment	5,362,147	4,723,571	4,094,245	3,236,783	2,685,681	2,239,327	1,605,910	1,159,999	783,074
Total Accounts — Technology Platform segment(1)	116,570,038	109,687,014	99,660,657	88,811,022	78,902,156	69,572,680	59,735,210	49,276,594	35,988,090
___________________
(1)Beginning in the fourth quarter of 2021, the Company included SoFi accounts on the Galileo platform-as-a-service in its total Technology Platform accounts metric to better align with presentation of Technology Platform segment revenue. Quarterly amounts for the earlier quarters in 2021 and 2020 were determined to be immaterial, and as such were not recast.

Members
We refer to our customers as “members”. We define a member as someone who has had a lending relationship with us through origination and/or ongoing servicing, opened a financial services account, linked an external account to our platform, or signed up for our credit score monitoring service. Once someone becomes a member, they are always considered a member unless they violate our terms of service. Our members have continuous access to our certified financial planners, our career advice services, our member events, our content, educational material, news, tools and calculators, which are provided at no cost to the member. We view members as an indication not only of the size and a measurement of growth of our business, but also as a measure of the significant value of the data we have collected over time.
Total Products
Total products refers to the aggregate number of lending and financial services products that our members have selected on our platform since our inception through the reporting date, whether or not the members are still registered for such products. In our Lending segment, total products refers to the number of home loans, personal loans and student loans that have been originated through our platform through the reporting date, whether or not such loans have been paid off. If a member has multiple loan products of the same loan product type, such as two personal loans, that is counted as a single product. However, if a member has multiple loan products across loan product types, such as one personal loan and one home loan, that is counted as two products. In our Financial Services segment, total products refers to the number of SoFi Money accounts (presented inclusive of SoFi Money cash management accounts and SoFi Checking and Savings accounts held at SoFi Bank), SoFi Invest accounts, SoFi Credit Card accounts (including accounts with a zero dollar balance at the reporting date), referred loans (which relate to an arrangement in the third quarter of 2021 and are originated by a third-party partner to which we provide pre-qualified borrower referrals), SoFi At Work accounts and SoFi Relay accounts (with either credit score monitoring enabled or external linked accounts) that have been opened through our platform through the reporting date. Our SoFi Invest service is composed of three products: active investing accounts, robo-advisory accounts and digital assets accounts. Our members can select any one or combination of the three types of SoFi Invest products. If a member has multiple SoFi Invest products of the same account type, such as two active investing accounts, that is counted as a single product. However, if a member has multiple SoFi Invest products across account types, such as one active investing account and one robo-advisory account, those separate account types are considered separate products. Total products is a primary indicator of the size and reach of our Lending and Financial Services segments. Management relies on total products metrics to understand the effectiveness of our member acquisition efforts and to gauge the propensity for members to use more than one product.
Technology Platform Total Accounts
In our Technology Platform segment, total accounts refers to the number of open accounts at Galileo as of the reporting date. Beginning in the fourth quarter of 2021, we included SoFi accounts on the Galileo platform-as-a-service in our total accounts metric to better align with the Technology Platform segment revenue, which includes intercompany revenue from SoFi. We recast the accounts in the fourth quarters of 2021 and 2020, but did not recast the accounts for the earlier quarters in 2021 and 2020, as the impact was determined to be immaterial. Total accounts is a primary indicator of the accounts dependent upon Galileo’s technology platform to use virtual card products, virtual wallets, make peer-to-peer and bank-to-bank transfers, receive early paychecks, separate savings from spending balances, make debit transactions and rely upon real-time authorizations, all of which result in revenues for the Technology Platform segment. We do not measure total accounts for the Technisys products and solutions, as the revenue model is not dependent upon being a fully integrated, stand-ready service.

Table 6
Segment Financials

	Quarter Ended
($ in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Lending
Net interest income	$114,003	$94,354	$77,246	$72,257	$56,822	$51,777	$57,127	$52,222	$44,335
Total noninterest income	143,114	158,635	136,518	138,034	109,469	96,200	91,865	109,890	51,549
Total net revenue	257,117	252,989	213,764	210,291	166,291	147,977	148,992	162,112	95,884
Adjusted net revenue(1)	250,681	244,372	208,032	215,475	172,232	168,037	159,520	178,084	117,182
Contribution profit	141,991	132,651	105,065	117,668	89,188	87,686	85,204	103,011	49,419
Technology Platform
Net interest income (expense)	$—	$—	$—	$39	$(32)	$(36)	$(42)	$(47)	$(18)
Total noninterest income	83,899	60,805	53,299	50,186	45,329	46,101	37,524	38,865	19,037
Total net revenue(2)	83,899	60,805	53,299	50,225	45,297	46,065	37,482	38,818	19,019
Contribution profit	21,841	18,255	20,008	15,741	13,013	15,685	16,806	23,986	12,100
Financial Services
Net interest income	$12,925	$5,882	$1,785	$1,209	$542	$229	$88	$98	$83
Total noninterest income	17,438	17,661	20,171	11,411	16,497	6,234	3,963	3,139	2,345
Total net revenue	30,363	23,543	21,956	12,620	17,039	6,463	4,051	3,237	2,428
Contribution loss(2)	(53,700)	(49,515)	(35,189)	(39,465)	(24,745)	(35,519)	(36,753)	(37,467)	(30,893)
Corporate/Other
Net interest expense	$(4,199)	$(5,303)	$(2,454)	$(1,130)	$(1,320)	$(4,690)	$(18,350)	$(3,061)	$(1,653)
Total noninterest income (loss)	(4,653)	(1,690)	(957)	—	3,967	169	(684)	(319)	(726)
Total net revenue (loss)(2)	(8,852)	(6,993)	(3,411)	(1,130)	2,647	(4,521)	(19,034)	(3,380)	(2,379)
Consolidated
Net interest income	$122,729	$94,933	$76,577	$72,375	$56,012	$47,280	$38,823	$49,212	$42,747
Total noninterest income	239,798	235,411	209,031	199,631	175,262	148,704	132,668	151,575	72,205
Total net revenue	362,527	330,344	285,608	272,006	231,274	195,984	171,491	200,787	114,952
Adjusted net revenue(1)	356,091	321,727	279,876	277,190	237,215	216,044	182,019	216,759	136,250
Net loss	(95,835)	(110,357)	(111,012)	(30,047)	(165,314)	(177,564)	(82,616)	(42,878)	7,808
Adjusted EBITDA(1)	20,304	8,684	4,593	10,256	11,240	4,132	11,817	33,509	(23,750)
___________________
(1)Adjusted net revenue and adjusted EBITDA are non-GAAP financial measures. For additional information on these measures and reconciliations to the most directly comparable GAAP measures, see “Non-GAAP Financial Measures” and Table 2 to the “Financial Tables” herein.
(2)Technology Platform segment total net revenue includes intercompany fees earned by Galileo from SoFi, which is a Galileo client. There is an equal and offsetting expense reflected within the Financial Services segment contribution loss representing the intercompany fees incurred to Galileo. The intercompany revenue and expense are eliminated in consolidation. The revenue is eliminated within “Corporate/Other” and the expense represents a reconciling item of segment contribution profit (loss) to consolidated loss before income taxes. For the year ended December 31, 2021, all intercompany amounts were reflected in the fourth quarter, as inter-quarter amounts were determined to be immaterial. Additionally, for the three months ended June 30, 2022, total net revenue for the Technology Platform segment included intercompany fees earned by Technisys from Galileo, which is a Technisys client. There is an equal and offsetting expense reflected within the Technology Platform segment directly attributable expenses representing the intercompany fees incurred by Galileo to Technisys. The intercompany revenue and expense are eliminated in consolidation. The revenue is eliminated within Corporate/Other and the expense is adjusted in our reconciliation of directly attributable expenses.